Exhibit 10.37

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of Executive’s employment agreement with UnitedHealth Care Services, Inc. or an affiliated entity (the “Employment Agreement”) for purposes of establishing documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”), and to permit ongoing operational compliance with Section 409A. Accordingly, in exchange for the mutual promises set forth below, notwithstanding anything else to the contrary in the Employment Agreement, Executive’s Employment Agreement is amended, effective December 31, 2008, as follows:

1.	Subject to paragraph 4 below, to the extent that Executive’s Employment Agreement does not already provide a schedule of payment(s) for severance compensation subject to Section 409A that is in compliance with Section 409A, then such severance compensation will be paid, minus applicable deductions, including deductions for tax withholding, in equal bi-weekly payments (other than as provided in paragraphs 3 and 4 below with respect to the first payment) on the regular payroll cycle commencing on the Starting Date (as defined below) and continuing until the end of the severance period specified in the Employment Agreement (and for these purposes, any company option to make payment in a lump-sum shall not apply). If Executive becomes entitled to severance compensation, such payments shall be considered and are hereby designated as, a series of separate payments for purposes of Section 409A. Further, all severance compensation payable under the Employment Agreement shall be paid by, and no further severance compensation shall be paid or payable after December 31 of the second calendar year following the year in which Executive’s Termination (as defined below) occurs. Any reimbursements provided for in Executive’s Employment Agreement will be paid in accordance with the expense reimbursement policies of United HealthCare Services, Inc. and its affiliates (“UnitedHealth Group”).

2.	For purposes of payment of the severance compensation, Executive will be considered to have experienced a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Section 409A. A termination of employment will mean a “separation from service” and will be referred to as a “Termination”.

3.

With respect to a severance compensation payment subject to Section 409A that is not already in compliance with Section 409A, commencement of severance payments shall begin on the first payroll date that occurs in the first month that begins at least 60 days after the date of Executive’s Termination (the “Starting Date”), provided that Executive has satisfied the requirement to sign a release of claims. The first payment on the Starting Date shall include those payments that would have been previously paid if the payments of the severance compensation had begun on the first payroll date following the date of Executive’s Termination. UnitedHealth Group shall provide to Executive a form of separation agreement and release of claims no later than three (3) days following Executive’s date of Termination. Executive must execute and deliver the separation agreement and release of claims within fifty (50) days after Executive’s date of Termination. If Executive does not timely execute and deliver to UnitedHealth Group such separation agreement and release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, UnitedHealth Group will have no obligation to pay severance compensation to Executive.

4.	If Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by UnitedHealth Group) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes a deferral of compensation (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the 6-month period, the first payroll date following the death), any payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay.

5.	To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither UnitedHealth Group nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

UNITED HEALTHCARE SERVICES, INC.		EXECUTIVE

By	/s/ Lori Sweere	/s/ David Wichmann
Its	Executive Vice President, Human Capital	David Wichmann
Date	December 8, 2008	Date December 30, 2008